NEWS RELEASE
September 27, 1996



   VITRONICS CORPORATION REPURCHASES 475,000 SHARES OF STOCK FROM NEW ENGLAND
                                  GROWTH FUND


     Newmarket, NH...Vitronics Corporation (AMEX:VTC) announced today that it has acquired in a single transaction 475,000 shares of stock from New England Growth Fund I, L.P., at a price of $1 3/8.

     James J. Manfield, Jr, Chairman and CEO, said, "In February 1996, Vitronics announced their intention to buy back stock. This block of stock became available: we think it is a good buy and decided to take this block off the market."

     Vitronics Corporation is a supplier of state-of -the-art thermal processing and associated equipment, with an established reputation as an innovator and leader in the surface mount industry. VITRONICS' equipment is primarily aimed at the electronics industry and has achieved considerable technical recognition in the production of printed circuit boards. The Company also supplies its equipment to the medical, chemical, pharmaceutical, plastics, graphics and textile industries. Vitronics Corporation's customer list includes all twenty of the largest electronic companies.


                                     -end-